EXHIBIT (a)(1)(C)

LETTER TO BROKERS AND

OTHER SECURITIES INTERMEDIARIES

Offer to Exchange

Any or All Outstanding American Depositary Shares Representing Preferred Shares of Oi S.A.

for

American Depositary Shares Representing Common Shares of Oi S.A.

THE OFFER TO EXCHANGE AND WITHDRAWAL RIGHTS FOR TENDERS OF AMERICAN DEPOSITARY SHARES REPRESENTING PREFERRED SHARES OF OI S.A. WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (6:00 P.M., RIO DE JANEIRO TIME), ON OCTOBER 1, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

September 2, 2015

To Brokers and Other Securities Intermediaries:

We have been engaged by Oi SA. (“Oi”) in connection with its offer to exchange any and all of the American Depositary Shares (the “Preferred ADSs”), each of which represents one preferred share, without par value, of Oi S.A. (the “Preferred Shares”) for American Depositary Shares (the “Common ADSs”), each of which represents one common share, no par value, of Oi (the “Common Shares”), at a ratio of 0.9211 Common ADSs for each Preferred ADS, plus cash in lieu of any fractional Common ADS, upon the terms and subject to the conditions set forth in the Offer to Convert dated September 2, 2015, and the related letter of transmittal enclosed herewith (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Simultaneously with the offer to exchange, Oi S.A. is conducting an offer to convert any and all Preferred Shares, including Preferred Shares represented by Preferred ADSs into Common Shares, at a ratio of 0.9211 Common Shares for each Preferred Share, plus cash in lieu of any fractional share. Terms used but not defined in this letter that are defined in the Offer to Convert have the meaning given to such terms in the Offer to Convert.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (6:00 P.M., RIO DE JANEIRO TIME), ON OCTOBER 1, 2015, UNLESS THE EXCHANGE OFFER IS EXTENDED.

For your information and for forwarding to your clients for whom you hold Preferred ADSs registered in your name or in the name of your nominee, we are enclosing the Offer to Convert dated September 2, 2015.

The condition to the completion of the Offer is described in the section entitled “The Exchange Offer–Section 4—Condition to Offer and Effectiveness of Conversion” of the Offer to Convert.

For Preferred ADSs to be validly tendered into the Offer, the Preferred ADSs must be tendered, together with a validly completed Letter of Transmittal, to the Exchange Agent, or the Preferred ADSs must be transferred to an account maintained by the Exchange Agent at DTC using DTC’s automated systems and deliver an Agent’s Message to the Exchange Agent, and the Exchange agent must timely receive such ADSs, documentation and payment, in each case in accordance with the terms and conditions of the Offer to Convert and the Letter of Transmittal. Under no circumstances will any interest be paid on any cash to be paid in lieu of fractional Common ADSs, regardless of any extension of the Offer or any delay in making payment.

Oi S.A. will not pay any fees or commissions to any broker or other securities intermediary for soliciting tenders of Preferred ADSs pursuant to the Offer. Oi S.A. will, however, upon request, reimburse brokers and other securities intermediaries for customary handling and mailing expenses incurred by them in forwarding the Offer materials to their clients.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the addresses and telephone numbers set forth on the back cover page of the Offer to Convert.

Very truly yours,
MACKENZIE PARTNERS, INC.

Nothing contained herein or in the enclosed documents shall constitute you as an agent of Oi S.A., the U.S. Information Agent, the Exchange Agent, the Brazilian share registrar or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.